FOR IMMEDIATE RELEASE
Contact: Julie Koenig Loignon
(502) 636-4502 (office)
juliek@kyderby.com

CHURCHILL DOWNS INCORPORATED RESTRUCTURES CORPORATE UNIT

LOUISVILLE, Ky. (Dec. 1, 2006) - Churchill Downs Incorporated (“CDI” or “Company”) (NASDAQ: CHDN) today announced that it is restructuring its corporate work unit in Louisville, Ky., and reducing its corporate organization by 22 full-time positions, approximately 30 percent of the Company’s full-time corporate workforce. The staffing reductions affect a variety of corporate departments.

CDI President and Chief Executive Officer Robert L. Evans said the restructuring, which includes a reorganization of the corporate marketing function, ensures the corporate team is strategically aligned and ready to execute on new business opportunities.

“First, I want to express my appreciation to the people affected by this organizational change for their significant contributions to the Company’s success,” said Evans. “However, we need different organizational capabilities to grow our Company and pursue the opportunities we see before us, and that is the reason for the changes we are making. Such change is never easy for the people affected, and we will do whatever we can to help them transition to new careers.”

Employees whose jobs have been affected by the restructuring have been offered severance packages and outplacement assistance.

Churchill Downs Incorporated, headquartered in Louisville, Ky., owns and operates world-renowned horse racing venues throughout the United States. CDI’s five racetracks in Florida, Illinois, Indiana, Kentucky and Louisiana host many of North America’s most prestigious races, including the Kentucky Derby and Kentucky Oaks, Arlington Million, Princess Rooney Handicap, Louisiana Derby and Indiana Derby. CDI racetracks have hosted seven Breeders’ Cup World Championships. CDI also owns off-track betting facilities and has interests in various television production, telecommunications and racing services companies that support CDI’s network of simulcasting and racing operations. CDI trades on the NASDAQ Global Select Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

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